Exhibit 99.1

Polypore Reports Second Quarter 2009 Results

CHARLOTTE, NC — August 5, 2009 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the second quarter ended July 4, 2009.

•                  Sales were $118.2 million, a decrease of $46.5 million, or 28%, compared with the prior-year period. Excluding the negative effect of the euro to dollar exchange rate, sales decreased 23%.

•                  Adjusted Operating Income was $23.0 million compared with $31.9 million in the prior-year period. A table showing the reconciliation of Adjusted Operating Income to US GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $5.2 million and $0.12 per diluted share, compared with $11.5 million and $0.27 per diluted share in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to US GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said, “Our operating performance was solid given the challenging economic climate, and we continue to manage appropriately to maintain our strong liquidity position. While demand has not returned to the levels we experienced before the economic downturn, we are encouraged by the sequential improvement achieved in sales and earnings over the first quarter.”

For the six month period ended July 4, 2009:

•                  Sales were $227.1 million, down 27% from $310.0 million in the first six months of 2008.

•                  Adjusted Operating Income was $42.0 million compared with $62.2 million in the prior-year period.

•                  Adjusted Net Income was $9.2 million, or $0.21 per diluted share, compared with $22.4 million, or $0.54 per diluted share, in the prior-year period.

Adjusted EBITDA

Adjusted EBITDA was $35.9 million in the second quarter of 2009 compared with $46.7 million in the second quarter of 2008. Adjusted EBITDA for the twelve months ended July 4, 2009 was $152.1 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, is defined and reconciled to net income as noted in the attached table.

Energy Storage

In the quarter, sales for the Energy Storage segment were $82.3 million, a decrease of $39.7 million, or 33%, compared with the prior-year period (down 30% net of the effect of the euro to dollar exchange rate).  Year-to-date segment sales were $156.0 million, a decrease of $69.9 million, or 31%, compared with year-to-date sales in the prior year (down 27% net of the effect of the euro to dollar exchange rate).

•                  Second quarter sales of lead-acid battery separators were $61.6 million, a decrease of $35.5 million, or 37%. Year-to-date sales were $118.0 million, a decrease of $59.7 million, or 34%.  The sales decline was due to the loss of a large customer at the end of 2008, the weak economic environment and the negative impact of the euro to dollar exchange rate.

•                  Second quarter lithium battery separator sales were $20.7 million, a decrease of $4.2 million, or 17%.  Year-to-date sales were $38.0 million, a decrease of $10.2 million, or 21%.  The sales decline was primarily due to the weak economic environment.

•                  Second quarter segment operating income was $13.5 million and 16% of sales compared with $24.6 million and 20% of sales for the prior-year period. Year-to-date segment operating income was $22.8 million and 15% of sales compared with $48.4 million and 21% of sales for the same period in the prior year. The 2009 operating income margin decline was primarily related to lower revenue partially offset by cost saving actions.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $35.9 million, down $6.8 million, or 16%, compared with the prior-year period (down 6% net of the effect of the euro to dollar exchange rate).  Year-to-date segment sales were $71.1 million, a decrease of $13.0 million, or 16%, compared with year-to-date sales in the prior year (down 5% net of the effect of the euro to dollar exchange rate).

•                  Growth in healthcare products was more than offset by the negative impact of the euro to dollar exchange rate in both the quarter and year-to-date periods.  Second quarter sales were $24.8 million, a decrease of $2.6 million, or 10%. Year-to-date sales were $49.8 million, a decrease of $4.9 million, or 9%.

•                  Second quarter sales of filtration and specialty products were $11.1 million, a decrease of $4.2 million, or 28%.  Year-to-date sales were $21.3 million, a decrease of $8.1 million, or 28%.  The sales decline was primarily due to the weak economic environment and the negative impact of the euro to dollar exchange rate.

•                  Second quarter segment operating income was $9.9 million and 28% of sales compared with $7.6 million and 18% of sales for the prior-year period.  Year-to-date segment operating income was $19.9 million and 28% of sales compared with $14.4 million and 17% of sales for the same period in the prior year. The improvement in 2009 operating income margin was primarily associated with production efficiencies and decreased energy costs.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Liquidity

Cash on hand at the end of the second quarter was $96.7 million compared with $96.1 million at the end of the first quarter and $83.0 million at 2008 fiscal year-end. During the second quarter, the company made $19.1 million of semi-annual cash interest payments on its 8.75% senior subordinated notes. At July 4, 2009, the Company had $184.0 million of liquidity consisting of cash on hand and availability under its revolving credit facility.  Additionally, there are no material debt maturities until 2012 and the Company continues to expect to generate positive cash flow in 2009.

Outlook

Toth added, “A large percentage of our sales base is recurring and less sensitive to economic cycles. For our operations that are more affected by the economy, second quarter demand improved over first quarter, but the timing and magnitude of further improvement remains uncertain. However, we participate in an attractive value space with positive long-term trends, and we remain confident that we are well positioned for growth.  Our organization has demonstrated the ability to maintain solid operating performance through the challenges we’ve faced, and we will continue to aggressively manage our business.”

U.S. Department of Energy Grant

The Company earlier today filed a Current Report on Form 8-K with the Securities and Exchange Commission and issued a press release announcing that the U.S. Department of Energy has approved grant funding under its Electric Drive Vehicle Battery and Component Manufacturing Initiative.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s second quarter financial results and business outlook on Thursday, August 6, 2009 at 9:00 AM Eastern time.  A replay of the conference call will be available through August 20, 2009, via telephone at (303)590-3030. Enter code 4104010. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations – 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs, costs incurred in connection with the purchase of our 10.50% senior discount notes and refinancing of our credit facilities and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. Polypore defines Adjusted Net Income as income from continuing operations excluding certain items.  Polypore defines Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to income from continuing operations and Adjusted EPS to earnings per share, please see the attached financial tables.

Polypore presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company.  We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; natural disasters, epidemics, terrorist acts and other events beyond our control; and economic uncertainty and the current crisis in global credit and financial markets. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Net sales	$118.2	$164.7	$227.1	$310.0
Cost of goods sold	71.6	105.5	137.1	195.8
Business interruption insurance recovery	—	(1.9)	—	(2.4)
Gross profit	46.6	61.1	90.0	116.6
Selling, general and administrative expenses	25.1	29.7	50.3	55.1
Business restructuring	—	—	0.6	—
Operating income	21.5	31.4	39.1	61.5
Other (income) expense:
Interest expense, net	14.6	16.1	28.8	32.0
Foreign currency and other	1.3	(0.5)	0.7	(0.6)
	15.9	15.6	29.5	31.4
Income from continuing operations before income taxes	5.6	15.8	9.6	30.1
Income taxes	1.4	4.6	2.4	8.4
Income from continuing operations	4.2	11.2	7.2	21.7
Income from discontinued operations, net of income taxes	—	—	—	2.4
Net income	$4.2	$11.2	$7.2	$24.1

Net income per share - basic
Continuing operations	$0.09	$0.27	$0.16	$0.53
Discontinued operations	—	—	—	0.06
Net income	$0.09	$0.27	$0.16	$0.59

Net income per share - diluted:
Continuing operations	$0.09	$0.26	$0.16	$0.53
Discontinued operations	—	—	—	0.05
Net income	$0.09	$0.26	$0.16	$0.58

Weighted average shares outstanding - basic	44,379,598	41,946,581	44,377,141	41,135,800
Weighted average shares outstanding - diluted	44,633,246	42,194,900	44,544,756	41,376,957

Polypore International, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	July 4, 2009	January 3, 2009 (a)
	(unaudited)
Assets:
Cash and equivalents	$96.7	$83.0
Acccounts receivable, net	88.2	100.4
Inventories	83.5	70.4
Other	17.4	21.8
Current assets	285.8	275.6

Property, plant and equipment, net	405.7	416.8
Goodwill	600.8	601.6
Intangibles and loan acquisition costs, net	175.1	184.9
Other	17.0	20.0

Total assets	$1,484.4	$1,498.9

Liabilities and equity:
Accounts payable and accrued liabilities	$68.0	$82.6
Current portion of debt and capital lease obligation	5.3	5.3
Fair value of interest rate swap agreements	2.9	5.4
Current liabilities	$76.2	$93.3

Debt and capital lease obligations, less current portion	796.6	798.0
Other	204.4	211.8

Shareholders’ equity	403.7	392.9
Noncontrolling interest	3.5	2.9
Total equity	407.2	395.8

Total liabilities and equity	$1,484.4	$1,498.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in millions)

	Six Months Ended
	July 4, 2009	June 28, 2008
Operating activities:
Net income	$7.2	$24.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	26.8	28.7
Deferred income taxes	(3.4)	1.1
Business restructuring	0.6	—
Gain on sale of synthetic paper business	—	(3.8)
Other adjustments impacting net cash provided by operating activities	1.2	(0.3)
Changes in operating assets and liabilities	(15.3)	(7.0)
Net cash provided by operating activities	17.1	42.8
Investing activities:
Purchases of property, plant and equipment	(4.8)	(28.3)
Acquisition of business, net of cash acquired	—	(86.8)
Proceeds from sale of synthetic paper business	—	4.0
Net cash used in investing activities	(4.8)	(111.1)
Financing activities:
Principal payments on debt	(2.6)	(17.2)
Proceeds from new credit agreement	—	46.0
Payments on new credit agreement	—	(46.0)
Issuance of common stock - IPO, net of fees and expenses	0.1	86.2
Net cash provided by (used) in financing activities	(2.5)	69.0
Effect of exchange rate changes on cash and cash equivalents	3.9	0.5
Net increase in cash and cash equivalents	13.7	1.2
Cash and cash equivalents at beginning of period	83.0	54.9
Cash and cash equivalents at end of the period	$96.7	$56.1

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Net income (loss)	$4.2	$11.2	$(31.7)	$23.6
Add:
Depreciation	8.5	9.6	35.4	33.9
Amortization	4.1	4.7	17.8	17.9
Interest expense, net	14.6	16.1	57.5	65.5
Income taxes	1.4	4.6	0.4	(7.9)
EBITDA	32.8	46.2	79.4	133.0
Foreign currency (gain) loss	1.0	(0.3)	(1.1)	1.0
Loss on disposal of property, plant, and equipment	0.1	0.4	1.5	0.6
Stock compensation	0.4	0.3	1.5	0.9
Business restructuring	—	—	60.5	(1.0)
Costs related to purchase of 10.50% senior discount notes	—	—	—	30.1
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	—	—	7.2
Income from discontinued operations, net of income taxes	—	—	—	(2.4)
Pro forma adjustment for Microporous and Yuri-Wide acquisitions*	—	(0.3)	—	3.2
Costs related to the strike at our Owensboro, KY facility	—	—	6.7	—
Costs related to the FTC complaint	1.5	—	3.4	—
Other non-cash or non-recurring charges	0.1	0.4	0.2	1.1
Adjusted EBITDA	$35.9	$46.7	$152.1	$173.7

* The three and twelve months ended June 28, 2008 include pro forma adjustments for the Microporous and Yuri-Wide acquisitions.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Income from continuing operations	$4.2	$11.2	$7.2	$21.7
Add:
Inventory purchase accounting adjustment	—	0.5	—	0.7
Business restructuring	—	—	0.6	—
Costs related to the FTC complaint	1.5	—	2.3	—
Impact of above items on provision for income taxes	(0.5)	(0.2)	(0.9)	(0.2)
Non-cash tax impact of repatriating funds for acquisition	—	—	—	0.2
Adjusted net income	$5.2	$11.5	$9.2	$22.4

Income from continuing operations per share - diluted	$0.09	$0.26	$0.16	$0.53
Impact of adjustments on income from continuing operations per share - diluted	0.03	0.01	0.05	0.01
Adjusted earnings per share	$0.12	$0.27	$0.21	$0.54

Weighted average diluted shares outstanding - diluted	44,633,246	42,194,900	44,544,756	41,376,957

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Operating Income

(unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Operating income	$21.5	$31.4	$39.1	$61.5
Add:
Inventory purchase accounting adjustment	—	0.5	—	0.7
Business restructuring	—	—	0.6	—
Costs related to the FTC complaint	1.5	—	2.3	—
Adjusted operating income	$23.0	$31.9	$42.0	$62.2

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Operating income:
Energy Storage	$13.5	$24.6	$22.8	$48.4
Separations Media	9.9	7.6	19.9	14.4
Corporate	(0.4)	(0.3)	(0.7)	(0.6)
Total segment operating income	23.0	31.9	42.0	62.2
Inventory purchase accounting adjustment	—	0.5	—	0.7
Business restructuring	—	—	0.6	—
Costs related to the FTC complaint	1.5	—	2.3	—
Total operating income	21.5	31.4	39.1	61.5
Reconciling items:
Interest expense	14.6	16.1	28.8	32.0
Foreign currency and other	1.3	(0.5)	0.7	(0.6)
Income from continuing operations before income taxes	$5.6	$15.8	$9.6	$30.1